Exhibit 99

Company Contact:

Steven M. Klein
Chief Financial Officer
Tel: (732) 499-7200 ext. 2510

FOR IMMEDIATE RELEASE

Northfield Bancorp, Inc. will not apply for capital under the U.S. Treasury’s Troubled Asset Relief Program

Woodbridge, New Jersey, November 13, 2008….After careful consideration, Northfield Bancorp, Inc., the parent company of Northfield Bank, has decided it will not apply to participate in the current TARP Capital Purchase Program. John W. Alexander, Chairman, and CEO noted, “The Bank’s strong capital position, with total capital to risk-weighted assets in excess of 35%, allows us to effectively execute on our strategic objectives, and continue to originate and invest in loans to creditworthy borrowers in our marketplace.”

Mr. Alexander commented further, “Northfield has been meeting the credit needs of the communities it serves for over 120 years. We will continue to meet the financial needs of our customers and look forward to forging new lending and deposit relationships.”

About Northfield Bancorp, Inc.: Northfield Bancorp, Inc. with $1.6 billion in total assets is the holding company for Northfield Bank. Northfield Bank was organized in 1887 and currently conducts business from its main office located in Staten Island, New York and its 17 additional branch offices located in the New York counties of Richmond (Staten Island) and Kings (Brooklyn) and the New Jersey counties of Union and Middlesex.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

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